Exhibit 10.25

Summary of Chuck Wallace
Employment Arrangement

Chuck Wallace is receiving a salary of $150,000 per year and was granted 13,279,434 options exercisable at $0.034 per share.  Of the options: (i) 1,659,930 options were fully vested at grant and (ii) the remaining vest (or vested) in 276,655 increments each month beginning September 22, 2010.